Contact:

Allison Wey

Vice President

Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL TO ACQUIRE EDICT PHARMACEUTICALS

Strengthens Par’s R&D Platform and Augments Manufacturing Capacity

Woodcliff Lake, N.J., May 23, 2011 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) announced today that it entered into a definitive agreement to acquire privately-held Edict Pharmaceuticals, an India-based developer and manufacturer of generic pharmaceuticals, for up to $37.6 million in cash and Par’s repayment of certain additional pre-close indebtedness.  The transaction is expected to be accretive in 2013.

Edict Pharmaceuticals is a Chennai, India-based developer and manufacturer of solid oral dosage generic pharmaceuticals with a highly-skilled research and development team and strong product pipeline focused on niche first-to-file, first-to-market formulations.  Edict currently has seven ANDAs filed with the U.S. FDA and one ANDA filed in the name of a development partner with an additional 14 products in development.

Commenting on the acquisition, Paul V. Campanelli, President of Par Pharmaceutical, said, “This transaction enhances Par’s already successful research and development infrastructure and demonstrates Par’s intention to continue to build out our product development platform. Also, Edict’s facility adds significant operational capacity and provides business continuity protection for our Spring Valley, NY facility.”

Mr. Campanelli continued, “Par has a long-standing relationship with Edict’s CEO, Muthusamy “Samy” Shanmugan, having collaborated on numerous current Par products.  He shares Par’s highly entrepreneurial culture and cost-efficient approach to product development.  I am very excited to welcome Samy and his experienced and dedicated team to Par.”

The acquisition is subject to customary conditions and approvals.  Par expects to complete the transaction by the end of the year.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a US-based specialty pharmaceutical company. Through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets high barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s most recent Annual Report on Form 10-K, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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